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                                                            EXHIBIT 10.14

                               AMENDMENT NO. 1 TO
                           ELECTRIC SERVICE AGREEMENT
                             DATED NOVEMBER 1, 1994

         This AMENDMENT No. 1 TO ELECTRIC SERVICE AGREEMENT DATED NOVEMBER 11, 1994, made this 10th day of October , 1997, between EASTALCO ALUMINUM COMPANY, a Delaware corporation and a wholly-owned subsidiary of Alumax Inc. ("Eastalco") and THE POTOMAC EDISON COMPANY, d.b.a. Allegheny Power, a Maryland and Virginia corporation and a wholly-owned subsidiary of Allegheny Energy, Inc. ("Potomac").

                                    RECITALS

1. Eastalco and Potomac are parties to an Electric Service Agreement dated November 11, 1994, (the "ESA" or the "Agreement") whereby Potomac, a public utility engaged in the production, transmission, distribution and sale of electric power and energy, sells such electric power and energy to Eastalco at its aluminum reduction facility near Buckeystown Station, Frederick County, Maryland.

2. The initial term of the ESA is for a period of seven years commencing April 1, 1993, with an automatic renewal for a first subsequent term of eighteen months which would expire on September 30, 2001, unless either party gives written notice of cancellation prior to April 1, 1998. Thereafter, the ESA shall be renewed automatically for additional subsequent terms of one year each, unless either party gives written notice of cancellation at least thirty months prior to the expiration of any subsequent term.

3. Eastalco and Potomac have engaged in negotiations and reached agreement to amend and extend the ESA for a fixed term through March 31, 2003, with certain optional renewals. Eastalco and Potomac, therefore, reaffirm the ESA in its entirety, amended as described below.

                                    AGREEMENT

1. DEFINITIONS..

         In addition to the terms defined above, the terms capitalized below shall have the meaning set forth in the ESA, as amended by this Amendment No. 1.

2. MODIFICATION OF TERMS OF THE ESA.

         A. Paragraph 2. TERM OF AGREEMENT. The provision shall be

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deleted and replaced with:

         2. TERM OF AGREEMENT.
         This Agreement shall become effective at 12:01 a.m., January 1, 1998, or at 12:01 a.m. on the first day of the first month following receipt of all required final orders by regulatory agencies (i) approving Amendment No. 1 to the Agreement and/or (ii) approving any tariffs or agreements necessitated by Amendment No. 1, whichever is later. In the event that any necessary approvals are not received prior to January 1, 1998, billing will be made in accordance with the operation and billing provisions of this Agreement as amended by Amendment No. 1, with an appropriate adjustment to reflect the actual effective date being made following approval. In the event that any final orders approving Amendment No. 1 contain conditions which materially affect the rights and responsibilities of either party, the affected party at its sole option may declare Amendment No. 1 terminated. If Amendment No. 1 is terminated as described above, or if Amendment No. 1 does not receive all required final orders as described above, the original unamended Agreement shall remain in effect, except that the written notice of cancellation required by Paragraph 2 to be given prior to April 1, 1998, shall be required to be given prior to April 1, 1998, or sixty
         (60) days after a final order approving Amendment No. 1 containing conditions which materially affect the rights and responsibilities of either party or a final decision denying approval of Amendment No. 1, whichever is later.

                  Unless terminated earlier pursuant to Sub-Paragraph 3.2.1.
         3, Sub-Paragraph 14.17, Sub-Paragraph 14.18 or Sub-Paragraph 14.19, this Agreement will expire at 12: 01 a.m., April 1, 2003, provided one or both parties give written notice of cancellation at least twelve
         (12) months prior to expiration. If neither party gives such notice, following the initial term this Agreement will be renewed annually for subsequent terms of twelve (12) months unless either party gives written notice of cancellation at least six (6) months prior to the expiration of any term.

                  The parties intend for the services, prices and other terms herein to be effective notwithstanding the availability to Eastalco of retail access prior to April 1, 2003.

         B. Sub-Paragraph 3.1. SALE OF SYSTEM CAPACITY. The provisions of Sub-Paragraphs 3.1., 3.1.1., 3.1.2., and 3.1.3. shall be deleted and replaced with the following:

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         3.1. SALE OF SYSTEM CAPACITY.

                  Unless otherwise excused under the terms of this Agreement, during all months of the year, Potomac shall make available to Eastalco at least 110,000 kilowatts of System Capacity during Load Reduction Periods and 350,000 kilowatts during other hours.

         C. Sub-Paragraph 3.2.1.1. shall be amended by deleting "System Demand" and inserting "Billing Capacity" in its place.

         D. Sub-Paragraph 3.2.1.2. CAPACITY CHARGE. Sub-Paragraph 3.2.1.2. shall be deleted in its entirety and the following inserted in its place:

                  3.2.1.2. An Additional Capacity Charge shall be billed as follows:

                    1998                             $135,000 per month
                    1999                             $138,000 per month
                    2000                             $119,000 per month
                    2001 and after                   $116,000 per month

         E. Sub-Paragraph 3.2.1.3. Capacity Charge. The following is added following Sub-Paragraph 3.2.1.2.:

                  3.2.1.3. The Capacity Charge and Additional Capacity Charge shall remain in effect until modified pursuant to an agreement or proceeding before the Maryland Public Service Commission pursuant to which base rates are generally adjusted. If in said agreement or proceeding the base rates for Eastalco are not established pursuant to the Stipulation Regarding the Establishment of Rates Under the Power Contract Between Potomac Edison and Eastalco dated June 15, 1993 (the "Stipulation") and the result is less favorable to Eastalco than rates would be if established on such an allocation, then Eastalco shall have the option to terminate this Agreement on six (6) months written notice given within twelve (12) months after the order becomes final, except that no such termination shall be effective before March 31, 2000. Nothing herein shall prevent Eastalco from providing such notice more than six (6) months prior to March 31, 2000, but termination will not become effective until March 31, 2000. Until termination of this Agreement by Eastalco is effective, base rates for Eastalco shall be as ordered in such order.

         F. Sub-Paragraph 3.2.2. BILLING CAPACITY. Sub-Paragraph 3.2.2. shall be deleted in its entirety and the following inserted in its place:

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                  3.2.2. BILLING CAPACITY.

                           For all months, Billing Capacity shall be the
                  greatest of:

                           3.2.2.1. .30 times (the sum of System Energy and
                  Off-System Energy divided by the number of hours in the Billing Period); or,

                           3.2.2.2. .25 times the Maximum Instantaneous Demand;
                  or,

                           3.2.2.3. 110,000 kilowatts plus any Undermodulation
                  Increment pursuant to Sub-Paragraph 7.2.2.2.; or,

                           3.2.2.4. The highest result established by the
                  application of Sub-Paragraphs 3.2.2.1. through 3.2.2.3. above during any of the three preceding months, except that only months billed after Amendment No. 1 becomes effective may be used in this calculation.

         G. Sub-Paragraph 3.4. UNDERMODULATION CHARGE. Shall be deleted in its entirety.

         H. Sub-Paragraph 4.1. SALE OF CONTRACT ENERGY The provisions of Sub-Paragraph 4.1 shall be amended by deleting the first sentence and by deleting "310,000" wherever it appears and inserting "350,000" in its place.

         I. Sub-Paragraph 4.2.2. PRICE OF SYSTEM ENERGY. The provisions of Sub-Paragraph 4.2.2. shall be amended to read:

                  4.2.2. PRICE OF SYSTEM ENERGY

                           The price payable for System Energy shall be the sum
                  of the amounts set forth in Sub-Paragraphs 4.2.2.1., 4.2.2.2., and 4.2.3.

         J. Sub-Paragraph 4.2.2.2. The provisions of Sub-Paragraph 4.2.2.2. shall be amended to read:

                  4.2.2.2. The Incremental Energy multiplied by the Incremental Energy Charge which shall mean the greater of: (i) the hourly incremental Actual Cost of energy to Potomac, before sales to non-affiliated utilities incurred during the hours of Incremental Energy use during the Billing Period, plus 3.20 mills per kilowatt-hour (for billing periods during calendar years 1998 and 1999) or 2.85 mills per kilowatt-hour (for billing periods during calendar years 2000 through the term of this Agreement), adjusted for Maryland gross receipts tax (or such other applicable tax as may be enacted) and applicable siting charges, or (ii) the Base Energy Charge.

         K. Sub-Paragraph 4.2.2.3. The following is added following



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Sub-Paragraph 4.2.2.2.:

                  4.2.2.3. In the event that Potomac's fuel rate (or any separately stated cost recovery method which may take its place) ceases to become a separately stated rate and becomes part of base rates in Maryland, the rate included with base rates shall be the effective rate for purposes of Sub-Paragraph 4.2.2.1.

         L. Sub-Paragraph 4.4. PROFIT SHARING AGREEMENT shall be amended by adding as its first sentence: "The Profit Sharing Surcharge shall be effective through March 31, 2000, but shall cease thereafter."

         M. Sub-Paragraph 4.4.2. shall be amended by deleting all but the first sentence.

         N. Paragraph 6. SALE OF IDLE CAPACITY. Shall be amended by deleting "240,000" or "130,000" or "200,000" wherever they appear and inserting "110,000"
in their places.

         O. Sub-Paragraph 7.1. DEFINITION OF LOAD REDUCTION PERIOD. Sub-Paragraph 7.1 shall be deleted in its entirety and the following inserted in its place:

                  7.1 DEFINITION OF LOAD REDUCTION PERIOD .

                           Potomac may designate as a Load Reduction Period any
                  number of hours during any day of any month that Potomac reasonably believes will be a day on which exists the potential for a shortage of generating capacity dedicated to serving regulated load (including capacity owned or leased by Allegheny subsidiaries Potomac, Monongahela Power Company, and West Penn Power Company and capacity obtained under PURPA or similar obligations); provided that (i) the designated hours shall be only between 7 a.m. and 10 p.m., Monday through Saturday, and (ii) the total number of Load Reduction Period hours shall not exceed sixty (60) in any calendar week or five hundred forty (540) in any calendar year. Potomac shall not use a Load Reduction Period for economic purposes.

         P. Sub-Paragraph 7.2. NOTICE OF REDUCED LOAD. SubParagraph 7.2 shall be amended by deleting the existing provision in its entirety and inserting the following in its place:

                  7.2. NOTICE OF REDUCE LOAD.

                  7.2.1. Potomac will give notice of a Load Reduction Period to Eastalco no later than two hours prior to and no earlier than four hours prior to the beginning of

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            the Load Reduction Period.

         Q. Sub-Paragraph 7.2.2. NOTICE OF RECUR LOAD. The following is added following Sub-Paragraph 7.2.1.:

                  7.2.2. Together with notice of a Load Reduction Period, Potomac will provide a non-binding estimate of the total number of kilowatts by which Eastalco will be required to reduce its load supplied by Potomac, and a nonbinding estimate of the number of available kilowatts of Off-System Power and the price of such Off-System Power Potomac will make available to Eastalco during the designated Load Reduction Period. Eastalco will have the option of reducing its load as metered or purchasing Off-System Power (as specified in Paragraph 10) or any combination thereof to reduce its load the total number of kilowatts designated by Potomac in the notice. Eastalco will notify Potomac of the number of kilowatts it will reduce its load as metered, if any, (referred to as the "Committed Load Modulation") within two hours of the notice of a Load Reduction Period. The Committed Load Modulation will reduce the amount of Off-System Power secured by Potomac. Eastalco will reduce its load as metered by the number of kilowatts it designates through changes not exceeding 50,000 kilowatts every ten minutes, unless requested by Potomac to reduce its load in larger blocks.

                           7.2.2.1. If Eastalco fails to notify Potomac of its selected option as specified in Sub-Paragraph 7.2.2., then Eastalco will be deemed to have agreed to zero Committed Load Modulation and Potomac will provide Off-System Power in an amount up to Eastalco's actual load during the Load Reduction Period, less 110,000 kilowatts.

                           7.2.2.2. If Eastalco notifies Potomac that it will reduce its load as metered but fails to achieve the Committed Load Modulation, then an amount equal to the greatest undermodulation during the entire Load Reduction Period for the affected Billing Period will be added to the Billing Capacity (the "Undermodulation Increment"). If there is more than one Load Reduction Period during the affected Billing Period, additions of any Undermodulation Increments will be cumulative.

         R. Paragraph 8. POTENTIAL PEAK HOURS. shall be deleted in its entirety.


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         S. Sub-Paragraph 9.1.2. EMERGENCY FOR PRESERVATION OF SYSTEM INTEGRITY.
shall be amended by deleting "400,000" and inserting "560,000' in its place.

         T. Sub-Paragraph 9.1.4. RESTORATION TO NORMAL OPERATIONS. shall be amended by deleting "shall not declare any hour in a Recovery Period to be a Potential Peak Hour nor shall it declare another emergency under Sub-Paragraph
9.1.2. or 9.2.; however, Potomac may declare Load Reduction Periods that include hours in a Recovery Period" and replacing it with "may declare another emergency under 9.1.2. or 9.2. and Load Reduction Periods that include hours in a Recovery Period, but Eastalco will only be obligated to reduce load to the extent Potomac actually delivers Off-System Power under Paragraph 10.1"

         U. Paragraph 10. OPERATIONS DURING LOAD REDUCTION PERIODS AND FIRM LOAD EMERGENCIES. shall be amended by deleting "200,000" and replacing it with "110,000."

         V. Sub-Paragraph 10.1. OBLIGATION OF POTOMAC. The provisions of Sub-Paragraph 10.1 shall be amended by deleting "100,000 kilowatt-hours per hour of the difference between Eastalco's average load of the previous week and 200,000 kilowatt-hours per hour" and inserting "240,000 kilowatt-hours per hour."

         W. Sub-Paragraph 10.2. PRICING. shall be deleted in its entirety and the following inserted in its place:

                  10.2. PRICING

                           Potomac agrees to furnish Eastalco with the lowest
                  cost Off-System Power available and deliverable. The price payable by Eastalco for Off-System Power during Load Reduction Periods shall be the Actual Cost to Potomac plus 2 mills per kilowatt-hour. The price payable by Eastalco for Off-System Power during a Firm Load Emergency shall be Potomac's Actual Cost. The price in either event shall include gross receipts tax (or such other applicable tax as may be enacted), if applicable. Potomac shall furnish Eastalco with a nonbinding estimate of such price at the time it gives notice of a Load Reduction Period under Sub-Paragraph 7.2. or a Firm Load Emergency under Sub-Paragraph 9.2.4. If Eastalco does not respond to such notice, Potomac will provide Off-System Power (to the extent available and deliverable) in an amount up to Eastalco's actual load during the Firm Load Emergency or Load Reduction Period, less 110,000 kilowatts.

         X. Sub-Paragraph 10.3 . INSUFFICIENT POWER. Shall be amended by deleting "shall not declare any hour in a Recovery Period to be a Potential Peak Hour nor shall it declare another

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emergency under Sub-Paragraph 9.1.2. or 9.2.; however, Potomac may declare Load
Reduction Periods that include hours in a Recovery Period" and replacing it with "may declare another emergency under 9.1.2. or 9.2. and Load Reduction Periods that include hours in a Recovery Period, but Eastalco will only be obligated to reduce load to the extent Potomac actually delivers Off-System Power under Paragraph 10.1"

         Y. Paragraph 14. MISCELLANEOUS. The following SubParagraphs 14.16., 14.17., 14.18. and 14.19. are added:

                  14.16. RIGHT OF FIRST REFUSAL.

                           14.16.1. GRANT OF RIGHT OF FIRST REFUSAL.

                                    14.16.1.1. If upon expiration of the term of
                           this Agreement Eastalco elects to access the electric power market to obtain electric power from a source other than Potomac ("Retail Access")or to self-generate, Eastalco shall grant to Potomac, its affiliates, and successors and assigns of Potomac and their affiliates (jointly referred to as "Allegheny Affiliates"), a right of first refusal ("Right") to provide electric power to Eastalco at a price no higher than the avoidable cost (as defined in Sub-Paragraph 14.16.3.2.) of Eastalco's preferred alternative power supply from a written, enforceable offer submitted or offered to or obtained by Eastalco from such third party supplier; provided, however, that the Allegheny Affiliates supply of such electric power pursuant to such Right shall be equivalent to the offer of Eastalco's preferred alternative power supply and in accord with a reasonable and mutually acceptable agreement.

                                    14.16.1.2. If upon expiration of this
                           Agreement Eastalco does not elect Retail Access or self-generation, then Allegheny Affiliates shall not be granted, nor shall they possess such Right, unless or until Eastalco elects Retail Access or self-generates, provided however, that except as may be set forth in Sub-Paragraph 14.16.3., in no event will such Right exist or be available to any Allegheny Affiliate beyond the period described in Sub-Paragraph 14.16.2.1.

                                    14.16.1.3. The Allegheny Affiliates shall
                           not have the Right if this Agreement is terminated by Eastalco pursuant to either Sub-Paragraph 3.2.1.3., 14.17, 14.18 or 14.19., regardless of



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                           whether Eastalco elects Retail Access or
                           selfgenerates.

                           14.16.2. APPLICABILITY.

                                    14.16.2.1. The Allegheny Affiliates shall
                           have the right to use the Right as often as Eastalco shall solicit bids and/or receive offers (under terms equivalent to the offer of Eastalco's preferred alternative power supply and in accordance with a reasonable and mutually acceptable agreement), following expiration of this Agreement, for all months and for the same amount of electric power each month following the expiration of the Agreement through March, 2005 or for no months.

                                    14.16.2.2. This right applies only to the
                           electric power requirements of the two existing Eastalco potlines and auxiliary loads for those potlines, as of the date Amendment No. 1 to this Agreement becomes effective.

                           14.16.3. AVOIDABLE COST.

                                    14.16.3.1. If Eastalco's alternative supply
                           is a potential purchase from a third party generator, utility or marketer, the avoidable cost shall be the cost of power that would be purchased from the third party generator, utility or marketer, taking into account the present value of any benefits or costs offered by the supplier that would occur after March 31, 2005. In the event that Eastalco's preferred alternative power supply that the Allegheny Affiliates must match incorporates benefits extending past March 31, 2005, the Allegheny Affiliates shall have the right to match the entire term with the associated benefits or costs, provided, however, that such right to match the entire term shall not apply if the alternative supply is a generation facility as described in Sub-Paragraph 14.16.3.2., unless Eastalco specifically agrees.

                                    14.16.3.2. If the alternative supply is a
                           new generator in service, or capable of being or projected to be in service, by April 1, 2003 but not under construction as of September 1, 1997, and in which Eastalco or any of its affiliates has an interest by ownership, lease or similar arrangement, then the avoidable cost shall be the

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                           costs of fuel, and variable operating and maintenance
                           costs that can be avoided as a result of not operating the generator to supply Eastalco.

                  14.16.4. PROCEDURE.

                                    14.16.4.1. Following each bid solicitation
                           and/or offer received by Eastalco, pursuant to SubParagraph 14.16.2.1. hereof, Eastalco shall provide to the Allegheny Affiliate identified as the affiliate to exercise the Right, a written description of Eastalco's preferred alternative supply of electric power available to Eastalco, which notice shall include, at a minimum, the price for such electric power, the term, delivery points, and such other information that Eastalco may provide or, subject to any confidentiality obligations of Eastalco, the Allegheny Affiliate reasonably requires to develop a matching offer. Eastalco shall provide the written description certified by an officer of Eastalco. Upon receipt of such description, the Allegheny Affiliate shall have thirty (30) days to inform Eastalco that it has decided to exercise such Right at the price and upon the terms provided in the notice from Eastalco. If the Allegheny Affiliate fails to exercise the Right within such period, the Right for that period only shall be deemed to have been forfeited by such Affiliate and Eastalco shall exercise its option with its preferred alternative supplier. If the bid period is shorter than the total period specified in 14.16.2, the Allegheny Affiliate will retain the Right for the remaining bids solicited by and/or offers received by Eastalco during this period.

                                    14.16.4.2. In no event shall any Allegheny
                           Affiliate be entitled to review, inspect, copy or study any document, information, or data that Eastalco may receive from any third party supplier. Potomac and/or the Allegheny Affiliate shall have the right to retain an independent third party reasonably acceptable to Eastalco to audit, at any time, the preferred alternative supply offer to Eastalco in order to verify said offer. The third party shall maintain the confidentiality of the offer and shall provide no information or documents to Potomac and shall only confirm or deny that Eastalco's preferred alternative supply offer is as set forth in the notice to Potomac as provided in subparagraph 14.16.4.1.


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         14.17. PURPA SURCHARGE.

                  If Potomac is permitted to recover the costs of any qualifying facility as defined by the Public Utilities Regulatory Policy Act ("PURPA costs"), including but not limited to costs associated with the project currently known as AES Warrior Run, whether as a surcharge or by inclusion of such cost in determination of other charges and whether determined in Maryland Public Service Commission proceeding in which rates generally are adjusted or in a more limited proceeding or in an agreement approved by the Maryland Public Service Commission, Eastalco shall pay the costs as allocated in said proceeding or agreement to Eastalco. If in said agreement or proceeding said costs for Eastalco are not established pursuant to the Stipulation Regarding the Establishment of Rates Under the Power Contract Between Potomac Edison and Eastalco dated June 15, 1993 (the "Stipulation") and the result is less favorable to Eastalco than rates would be if established on such an allocation, then Eastalco shall have the option to terminate this Agreement on six (6) months written notice given within twelve (12) months after the order becomes final, except that no such termination shall be effective before March 31, 2000. Nothing herein shall prevent Eastalco from providing such notice more than six (6) months prior to March 31, 2000, but termination will not become effective until March 31, 2000. Until termination of this Agreement by Eastalco is effective, rates for Eastalco shall be as specified in such order.

         14.18. TRANSITION OF STRANDED COSTS.

                  In the event that transition or stranded costs are required to be collected by Potomac from Eastalco during the initial term or any renewal periods of this Agreement pursuant to a statute or an order from any agency having jurisdiction and the result is less favorable to Eastalco than had any such order or requirement not been issued, then Eastalco shall have the option to terminate this Agreement on six (6) months written notice given within twelve (12) months after the order becomes final, except that no such termination shall be effective until the later of March 31, 2000 or the time transition or stranded costs are required to be collected by Potomac from Eastalco. Nothing herein shall prevent Eastalco from providing such notice more than six (6) months prior to March 31, 2000, but termination will not become effective until March 31, 2000. Nothing herein precludes either Potomac or Eastalco from taking any position at any time before


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         any agency having jurisdiction on any aspect of the issue of transition or stranded costs.

         Z. Paragraph 15. DEFINITIONS.

The following Sub-Paragraphs shall be deleted:

                  15.28. "Load Modulation"

                  15.45. "Potential Peak Hours"

The following Sub-Paragraphs shall be added:

                  following Sub-Paragraph 15.4:

                           15.4a. "Allegheny Affiliates" shall have the meaning
                  set forth in Sub-Paragraph 14.16.

                  following Sub-Paragraph 15.17:

                           15.17a. "Committed Load Modulation" shall have the
                  meaning set forth in Sub-Paragraph 7.2.2.

                  following Sub-Paragraph 15.24:

                           15.24a. "Full Retail Access" shall mean the
                  availability to Eastalco of retail access to generation suppliers other than Potomac under the laws of Maryland and/or regulations of the Maryland Public Service Commission.

                  following Sub-Paragraph 15.54:

                           15.54a. "Stipulation" shall mean the "Stipulation
                  Regarding the Establishment of Rates Under the Power Contract Between Potomac Edison and Eastalco" dated June 15, 1993.

Sub-Paragraph 15.4. "Allegheny" shall be amended to read:

                  15.4. "Allegheny" shall mean Allegheny Energy, Inc., a Maryland corporation and the parent corporation of Potomac.

Sub-Paragraph 15.5. "Allegheny System" shall be amended by deleting "Potomac, the Monongahela Power Company and the West Penn Power Company."

Sub-Paragraph 15.19. "Effective Cost of Power" shall be amended to read:

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                  15.19 "Effective Cost of Power" shall mean the quotient of (i)
                  the sum of all charges by Potomac that Eastalco reasonably would have incurred for one year of operation at then current average plant load (but no more than 350,000 kilowatts), divided by (ii) then current average plant load times the number of hours in the year less 34 million kilowatt-hours.
                  The calculation of Effective Cost of Power shall be made in accordance with the formula set forth in Schedule A attached hereto, amended as necessary to reflect this Agreement as amended.

Sub-Paragraph 15.42.4. "Operating Flexibility" shall be amended by deleting "or 8."

Sub-Paragraph 15.58. "System Demand" shall be amended by deleting "purchased during such hour."

Sub-Paragraph 15.60 "Undermodulation Charges shall be retitled "Undermodulation Increment" and shall be amended to read:

                  15.60. "Undermodulation Increment" shall have the meaning set forth in Sub-Paragraph 7.2.2.2.

         AA. The Table of Contents of the ESA shall be amended to reflect the deletion, addition and amendments to the titles of the Paragraphs and Sub-Paragraphs set forth above.

         BB. The Stipulation Regarding the Establishment of Rates under the Power Contract between Potomac Edison and Eastalco, entered into in June, 1993, shall remain effective.

3. CONFIDENTIALITY.

         This Amendment No. 1 and any data exchanged by Eastalco and Potomac and/or provided by either or both to the Maryland Public Service Commission or to any other person, heretofore and/or hereafter, as part of the negotiation and approval process for this Amendment No. 1, are considered proprietary and confidential by Potomac Edison and Eastalco, and the parties agree to keep them confidential. Accordingly, this Amendment No. 1 and any associated filings, including any necessary or required changes in Potomac's tariff, will be filed with the Maryland Public Service Commission with a request that they be treated in a confidential manner. This provision shall survive any termination or expiration of the ESA.

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


4. COUNTER PARTS.

         This Amendment No. 1 will be signed in counterparts, each of which will be an original.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 on the date first set forth above.

WITNESS:                                     THE POTOMAC EDISON COMPANY


/s/                                          /s/ Michael P. Morrell
---------------------------------            -------------------------------
                                             By: Michael P. Morrell
                                                 Vice President

WITNESS:                                     EASTALCO ALUMINUM COMPANY


/s/                                          /s/ Peter E. Aylen
---------------------------------            -------------------------------
                                             By: Peter E. Aylen
                                                 Vice President



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